Exhibit 107

Calculation of Filing Fee Tables

Form S-1
Form Type

GZIC Technologies Corp.
(Exact Name of Registrant as Specified in its Charter

Offering and Selling Stockholders

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount to be Registered	Maximum Offering Price Per Share	Maximum Aggregate Offering Price (1)	Fee rate	Amount of Registration Fee (1)(2)
Fee previously paid	Equity	Common Stock, $0.001 par value per share (3)	Rule 457(a) and/or (o)	5,000,000	$2.00	$10,000,000	0.0000927	$927.00
Fee previously paid	Equity	Warrants to purchase Common Stock, $0.001 par value per share (4)(8)	Rule 457(a) and/or (o)	570,487	$1.00	$570,487	0.0000927	$52.88
Fee previously paid	Debt Convertible into Equity	Shares pursuant to a Promissory Note, $0.001 par value per share (5)	Rule 457(a) and/or (o)	560,000	$1.00	$560,000	0.0000927	$51.91
Fee previously paid	Equity	Warrants to purchase Common Stock, $0.001 par value per share (6)(8)	Rule 457(a) and/or (o)	560,000	$1.00	$560,000	0.0000927	$51.91
Fee previously paid	Equity	Shares pursuant to a Finder’s Fee, $0.001 par value per share (7)	Rule 457(a) and/or (o)	10,769	$2.08	$22,399.52	0.0000927	$2.08

Total offering amount							$11,712,886.52
Total fees previously paid							$1,085.78
Total fee offsets							-
Net fee due							-

(1)	Estimated solely for the purpose of calculating the registration fee under Rule 457(a) and (o) of the Securities Act of 1933.
(2)	Based on the calculation of multiplying the aggregate offering amount by $0.0000927
(3)
Represents common shares for resale by Mast Hill Fund L.P. (MHFLP), a Delaware limited partnership (the Selling Stockholder”), which shares are issuable by GZ6G Technologies Corp. (the “Company”) pursuant to the Equity Purchase Agreement (the “EPA”) entered into with Mast Hill Fund L.P. (MHFLP) on 11/10/2021.   Although we are not mandated to sell shares under the Equity Purchase Agreement, the Equity Purchase Agreement gives us the option to sell to MHFLP, up to $10,000,000 worth of our common stock over the period ending twenty-four months following the Effect of this Registration Statement, and MHFLP is obligated to purchase the shares upon a Put notice from the Company. The $10,000,000 was stated as the total amount of available funding in the Equity Purchase Agreement because this was the maximum amount that MHFLP agreed to offer us in funding. Additionally, MHFLP will purchase the shares at a price equal to 90% of the volume weighted average price of the Company’s Common Stock on the Principal Market on the Trading Day immediately preceding the respective Put Date for the duration of the Offering (the “Offering”).

(4)
Represents common shares issuable upon exercise pursuant to the common stock purchase warrant included in the Equity Purchase Agreement (described above in note #3) for the purchase of 560,000 shares of our common stock (MHFLP Warrant) issued to MHFLP as a commitment fee to the ELOC, and common shares issuable upon exercise pursuant to the common stock purchase warrant or the purchase of 10,487 shares of our common stock (Darbie Warrant) issued to  J.H. Darbie and Company as an incentive fee. J.H. Darbie and Company is an authorized, registered broker dealer.

(5)
Represents common shares issuable upon conversion of a convertible promissory note previously issued to Talos Victory Fund, LLC (Talos Note) in the amount of $560,000. We have received funds from this Note in the amount of $463,680.00, following payment of a finder’s fee in the amount of $33,320.00 and the investor’s legal fees of $7,000.00.

(6)
Represents common shares issuable upon exercise pursuant to the common stock purchase warrant for the purchase of 560,000 shares of our common stock (TVFLLC Warrant) issued to TVFLLC as a commitment fee.

(7)
The Company will not receive any proceeds from the sale of these shares; we are registering these shares on behalf of the selling shareholder, Carter Terry & Company, and  pursuant to a Finder’s Fee entered into with Carter Terry & Company, wherein they received, in addition to 8% of cash raised for the Company, 4% of the cash raised in restricted shares of common stock divided by the market price at the close of the engagement agreement with Carter Terry & Company. Carter Terry & Company is an authorized, registered broker dealer.

(8)
A total of 1,130,487 warrants to purchase common stock are being registered on behalf of Mast Hill Fund LP (560,000); Talos Victory Fund, LLC (560,000); and J.H. Darbie and Company (10,487), and as described above.